[FORM OF]                       Exhibit 4.4

                      THE MACNEAL-SCHWENDLER CORPORATION
                            1991 STOCK OPTION PLAN
                        NON-EMPLOYEE DIRECTOR PROGRAM
                                AWARD AGREEMENT

       THIS AGREEMENT dated as of the ____ day of __________, ____, between The MacNeal-Schwendler Corporation, a Delaware corporation (the "Corporation"), and _______________, (the "Non-Employee Director").

                                  WITNESSETH

       WHEREAS, the Corporation has adopted and the shareholders of the Corporation have approved The MacNeal-Schwendler Corporation 1991 Stock Option Plan, as amended (the "Plan").

       WHEREAS, pursuant to Article III of the Plan, the Corporation has granted an option (the "Option") to the Non-Employee Director upon the terms and conditions evidenced hereby, as required by the Plan, which Option is not intended as and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

       NOW, THEREFORE, in consideration of services rendered and to be rendered by the Non-Employee Director, the Corporation and Non-Employee Director agree to the terms and conditions set forth herein as required by the terms of the Plan.

       1. Option Grant. This Agreement evidences the grant to the Non-Employee Director, as of the date first above written (the "Award Date"), which approval was obtained on June 14, 1995, of an Option to purchase an aggregate of [3,000 / 10,000] shares of Common Stock, par value $.01 per share, under Article III of the Plan subject to adjustment as provided in or pursuant to the Plan.

       2.  Exercise Price.  The Option entitles the Non-Employee
Director to purchase all or any part of the Option shares at a price per share of $_____, which represents the Fair Market Value of the shares on the Award Date.

       3. General Terms. The Option and this Agreement are subject to, and the Corporation and the Non-Employee Director agree to be bound by, the terms and conditions of the Plan that apply to the Option, including but not limited to those included in Articles I, III, IV, and V. Such provisions are incorporated herein by this reference. The Non-Employee Director acknowledges receiving a copy of the Plan and reading its applicable provisions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE MACNEAL-SCHWENDLER CORPORATION
(a Delaware corporation)


By: ______________________________
    Chairman



EMPLOYEE:


By: ______________________________



ATTEST:


By: ______________________________


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